Exhibit 10.4

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 23, 2011 by and between Kensington Leasing, Ltd., a Nevada corporation (“Kensington”), and Angelique de Maison (“Purchaser”).  Kensington and Purchaser shall be individually referred to herein as a “Party” and collectively as the “Parties.”

NOW, THEREFORE, in consideration of the premises, and of the promises, covenants and conditions contained herein, the Parties intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE OF SHARES

1.1 Purchase and Sale.

(a) On the terms and subject to the conditions set forth in this Agreement, Kensington hereby agrees to issue and sell to Purchaser, and Purchaser hereby agrees to purchase from Kensington, shares of common stock (“Common Stock”) of Kensington (the “Kensington Shares”) at the applicable Per Share Purchase Price (defined below) as follows (each of the following, an “Installment”):

(i) Concurrent with the execution and delivery of this Agreement, Kensington shall issue and sell to Purchaser, and Purchaser shall purchase from Kensington, 300,000 Kensington Shares (the “First Installment”).

(ii) Upon closing of the transactions contemplated by that certain Exchange Agreement (the “Closing”), dated the date hereof, by and among Kensington, Wikifamilies SA (“Wikifamilies”), and certain other signatories thereto (the “Exchange Agreement”), Kensington shall issue and sell to Purchaser, and Purchaser shall purchase from Kensington, 600,000 Kensington Shares (the “Second Installment”).

(iii) If on or prior to the 15th day following the end of each month in the Call Period, Kensington sends to Purchaser a written notice (the “Call Notice”) requesting that Purchaser purchase an amount of shares of Common Stock, Purchaser shall purchase such amount of Common Stock, up to an aggregate purchase price of $100,000 (i.e. there shall be no obligation to pay more than $100,000 to purchase shares in any calendar month), within five business days of the date of the Call Notice.  The “Call Period” is the period commencing on the first day of the calendar month following the Closing and ending on the last day of the 18th calendar month thereafter.  Each purchase pursuant to a Call Notice is herein referred to as a “Monthly Installment.”

(b) Except as provided in Section 1.1(c) and Section 1.1(d), the purchase price per share for the Kensington Shares purchased pursuant to Section 1.1(a) shall be $0.25 per share of Common Stock.

Exhibit 10.4

(c) If the Pre-Tax Profit Target is not met as of the last day of any calendar quarter during the Call Period, the Per Share Purchase Price for each Monthly Installment shall be $0.20 per share of Common Stock, subject to adjustments pursuant to Section 1.1(d).  In such event: (i) all future purchases in the Monthly Installments shall be at a Per Share Purchase Price of $0.20 per share, and (ii) the Per Share Purchase Price for all prior Installments shall be retroactively adjusted to $0.20 per share.  Such adjustment shall be effected by issuing to Purchaser, no later than the last business day of the month immediately following the last day of the calendar quarter in which the Pre-Tax Profit Target was not met, for no additional consideration, such additional number of Kensington Shares as necessary such that in effect, the Per Share Purchase Price for all Kensington Shares purchased pursuant to this Agreement equals $.20.

(d) If on or prior to the purchase of shares of Common Stock under Section 1.1(a) of this Agreement (i) Kensington shall subdivide its capital stock (by any stock split, stock dividend or otherwise), (ii) Kensington shall combine the outstanding shares of its capital stock, or (iii) there shall be any capital reorganization or reclassification of Kensington’s capital stock (other than a change in par value, or from par value to no par value, or from no par value to par value), the Per Share Purchase Price then in effect shall be correspondingly adjusted for all future issuances of Common Stock under this Agreement, and Kensington shall notify Purchaser of such adjustment.  Corresponding adjustments shall also be made in the event of any retrospective adjustments to Per Share Purchase Price pursuant to Section 1.1(c).

(e) The “Pre-Tax Profit Target” shall be considered met as of the last day of a calendar quarter if (i) the pre-tax income or loss, as applicable, of Wikifamilies for such calendar quarter shall not be less than the pre-tax income or greater than the pre-tax loss, as applicable, for such quarter as set forth on the Approved Budget; and (ii) the cumulative pre-tax income or loss, as applicable, of Wikifamilies for the period commencing on the first applicable date of the Approved Budget and ending the last day of such calendar quarter shall not be less than the cumulative pre-tax income or greater than the pre-tax loss, as applicable, for such period as set forth on the Approved Budget.

(f) The “Approved Budget” shall mean the budget of Wikifamilies for the period beginning March 1, 2011 and continuing for the remainder of the Call Period, as approved in writing by Purchaser and Kensington on the date hereof, or as modified by mutual agreement of the Parties, which modification shall require the consent of Wikifamilies if such modification is prior to the Closing.

(g) Each Call Notice shall include an unaudited income statement of Wikifamilies, prepared in accordance with generally accepted accounting principles, applied consistently with Kensington’s past practices, for the applicable periods to determine whether the Pre-Tax Profit Target has been met.  If no Call Notice is provided in the month immediately following the end of a calendar quarter, the foregoing information shall be separately provided to Purchaser within 30 days of the end of the calendar quarter.  In the event that Wikifamilies is merged into Kensington or into any subsidiary of Kensington at any time prior to the last calendar quarter within the Call Period, Kensington shall account for Wikifamilies as a separate profit and accounting unit in order to permit calculations set forth herein.  Purchaser will have the right to inspect the books and records of Wikifamilies and, if applicable, Kensington, for purposes of reviewing the calculations set forth herein, provided that Purchaser shall maintain the confidentiality of all confidential information about Purchaser or Kensington that she acquires in connection with her investigation.

Exhibit 10.4

1.2 Purchaser’s Conditions to Purchase Shares.  It shall be a condition to the obligation of Purchaser to purchase shares in any Installment that:

(a) all representations and warranties of Kensington made in this Agreement shall be true and correct on and as of the date of such closing with the same force and effect as if made on and as of that date and Kensington shall have performed or complied in all material respects with all agreements required by this Agreement to be performed or complied with by Kensington prior to or at the closing of such Installment;

(b) immediately prior to the closing of such Installment, Kensington shall be solvent, and the value of its assets, at a fair valuation, is greater than all of its debts;

(c) Kensington and Wikifamilies shall be in substantially the same line of business as it is on the date of the Closing, and the Board of Directors of neither Kensington nor Wikifamilies shall have taken any definitive actions with respect to changing such line of business;

(d) there shall not have been any material breach of any of the representations, warranties or covenants of the Exchange Agreement as in effect on the date hereof, or any instrument or agreement delivered in connection therewith, by Wikifamilies or the Wikifamilies Shareholders (defined below); and

(e) neither Kensington nor Wikifamilies shall have become subject to any material contingent liability.

1.3 Termination.  This Agreement may be terminated by Purchaser with respect to any Installments that have yet to be completed, at any time prior to the date such Installment becomes due, upon the occurrence of one or more of the following:

(a) if the Closing shall not have occurred by May 31, 2011;

(b) if Purchaser has been involuntarily removed as Chairman of the Board of Directors or as a member of the Board of Directors of Kensington (other than for cause as defined by applicable law), or the Board of Directors has nominated a slate of directors for election by the stockholders and Purchaser is not included in such nominations;

(c) if there has been a Change in Control;

(d) if as of the last day of any quarter during the Call Period either: (i) the cumulative pre-tax profit or loss, as applicable, of Wikifamilies for the period commencing on March 1, 2011 and ending on the last day of the applicable calendar quarter is more than $250,000 lower than the pre-tax income or loss, as applicable for such period as set forth the Approved Budget.

Exhibit 10.4

(e) if Kensington or Wikifamilies has become subject to proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors;

(f) any of the conditions to Purchaser’s obligation to purchase shares, as set forth in Section 1.2, shall not be satisfied in connection with any Installment; or

(g) Kensington or Wikifamilies shall become subject to any material contingent liability.

In the event of termination of this Agreement by either Kensington or Purchaser, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Kensington or Purchaser; provided that such termination shall not relieve any party hereto for any breach prior to such termination by a Party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

1.4 Change in Control.  “Change in Control” shall mean:

(a) the consummation of any event which results in any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Kensington representing 50% or more of the total voting power represented by Kensington’s then outstanding voting securities (other than a “person” that is the beneficial owner of 50% or more of the voting securities of Kensington outstanding immediately prior thereto); or

(b) the approval by the Board of Directors or the stockholders of Kensington of a merger or consolidation of Kensington with any other corporation or entity, other than a merger or consolidation that would result in the voting securities of Kensington outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent corporation of the surviving entity) more than 50% of the total voting power of the the surviving entity or the parent of the surviving entity, as applicable, outstanding immediately after such merger or consolidation; or

(c) the approval by the Board of Directors or the stockholders of Kensington of a plan of complete liquidation of Kensington or Wikifamilies;

(d) the approval by the Board of Directors or the stockholders of Kensington of the sale or disposition by Kensington of all or substantially all of Kensington’s assets to a person or entity other than an entity controlled by Kensington;

(e) the approval by the Board of Directors or the stockholders of Kensington of any transaction which results in a person other than Kensington becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of any securities of Wikifamilies;

Exhibit 10.4

(f) the approval by the Board of Directors or the stockholders of Kensington of the sale or disposition by Wikifamilies of all or substantially all of Wikifamilies’s assets to a person or entity other than an entity controlled by Kensington or Wikifamilies; or

(g) the shareholders of Wikifamilies immediately prior to the transactions contemplated by the Exchange Agreement (the “Wikifamilies Shareholders”) transferring or disposing of 50% or more of the Common Stock that they acquired pursuant to the Exchange Agreement.

1.5 Use of Proceeds.  Unless Purchaser consents otherwise, none of the proceeds from the issuance of Kensington Shares pursuant to the Agreement shall be used to pay dividends or distributions to the stockholders of Kensington or for the acquisition of any business or entity.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations by Purchaser.  Purchaser hereby represents, warrants, covenants and acknowledges that:

(a) Purchaser has the authority to enter into this Agreement and when this Agreement is executed and delivered, it shall constitute a legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms.

(b) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Purchaser of any material agreement or instrument to which she is a party, or by which she or any of her properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over she or her properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which she is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by her of her obligations hereunder.

(c) Purchaser understands and acknowledges that (i) the Kensington Shares being offered and sold to her hereunder are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act), in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act and Regulation D; (ii) Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act and (iii) the availability of such exemption depends in part on, and that Kensington will rely upon the accuracy and truthfulness of, the foregoing representations and Purchaser hereby consents to such reliance.

(d) Purchaser is acquiring the Kensington Shares for her own account for investment purposes only and not with a view to or for distributing or reselling such Kensington Shares, or any part thereof or interest therein, without prejudice, however, to such Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Kensington Shares in compliance with applicable securities laws.

Exhibit 10.4

(e) Purchaser, either alone or together with her representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Kensington Shares, and has so evaluated the merits and risks of such investment; Purchaser understands that an investment in the Kensington Shares involves a “high degree” of risk.

(f) Purchaser is able to bear the economic risk of an investment in the Kensington Shares and, at the present time, is able to afford a complete loss of such investment.

(g) Purchaser acknowledges that she has been afforded (i) the opportunity to ask such questions as she has deemed necessary of, and to receive answers from, representatives of Kensington concerning the terms and conditions of the Kensington Shares and the merits and risks of investing in the Kensington Shares; (ii) access to information about Kensington and Kensington’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate her investment in the Kensington Shares; and (iii) the opportunity to obtain such additional information which Kensington possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information that she has received about Kensington.

(h) Purchaser acknowledges that all of the certificates for the Kensington Shares will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such Kensington Shares are either registered under the provisions of the Securities Act and under applicable state securities laws or such registration is not required as a result of applicable exemptions therefrom.

(i) Purchaser acknowledges and agrees that Kensington may place stop transfer orders with its transfer agent with respect to the Kensington Shares.

2.2 Representations by Kensington.  Kensington hereby represents, warrants, covenants and acknowledges that as of the date hereof:

(a) Kensington is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the legal capacity and all necessary corporate authority to carry on its business, to own its properties and assets, and to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by Kensington and constitutes a legal, valid and binding obligation of Kensington, enforceable against Kensington in accordance with its terms.

(c) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Kensington of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of Kensington, or any material agreement or instrument to which Kensington is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over Kensington or Kensington’s properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which Kensington is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by Kensington of its obligations hereunder.

Exhibit 10.4

(d) The Kensington Shares will, when issued in accordance with this agreement, be duly authorized, validly issued, fully paid, and non-assessable.

ARTICLE 3

NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when sent if sent by fax or e-mail, or the date received if sent by overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Purchaser:	Angelique de Maison 1005 S. Center Street Redlands, CA 92373
To Kensington:	Kensington Leasing, Ltd. 1005 S. Center Street Redlands, CA 92373 Attn: Trisha Malone, CFO Telephone: (619) 717-8047 Facsimile: (619) 568-3148 Email: trish@usdenergy.com

ARTICLE 4

MISCELLANEOUS

4.1 Additional Undertakings.  Each of the Parties agrees to take such actions as are reasonably necessary to carry out the intentions of the Parties under this Agreement, including but not limited to the prompt execution and delivery of any documents reasonably necessary to carry out and perform the terms or intention of this Agreement.

4.2 Costs and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, unless otherwise agreed.

4.3 Governing Law; Venue; Choice of Language.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA, without regard to conflicts of laws of principles, and each Party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in California, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be the state or federal courts located in Orange County, State of California, USA.

Exhibit 10.4

4.4 Headings.  The headings used in this Agreement are for convenience only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

4.5 Counterparts.  This Agreement may be executed in one or more counterparts which when taken together shall constitute one agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

4.6 Enforcement of Agreement.  This Agreement is intended for the benefit of the Parties hereto and is not for the benefit of, nor may any provisions hereof be enforced by any other person, firm or entity.

4.7 Modification and Amendments.  This Agreement may be amended, modified and supplemented in writing only by the mutual consent of the Parties hereto.

4.8 Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other parties, and any attempts to do so without the consent of the other Parties shall be void and of no effect.

4.9 Attorneys Fees and Costs.  In the event any Party breaches the terms of this Agreement, the non-breaching Parties shall be entitled to the recovery of their reasonable attorney’s fees and other professional costs and fees incurred in enforcing their rights hereunder.

4.10 Entire Agreement.  This writing constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter contained herein. No Party is relying on any representation or statement not contained in this writing.  This Agreement supersedes and cancels any prior agreements relating to the subject matter contained herein.

4.11 Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(signature page follows)

Exhibit 10.4

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

KENSINGTON LEASING, LTD.
By: /s/ Trisha Malone
Name: Trisha Malone Title: Chief Financial Officer

PURCHASER:
/s/ Angelique de Maison Angelique de Maison